Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184591

AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated January 25, 2013)

$8,772,165

Common Stock

This amendment no. 1 amends and supplements the prospectus supplement no. 1 dated January 29, 2013 and its accompanying prospectus dated January 25, 2013, related to our Common Stock Purchase Agreement with Aspire Capital Fund, LLC (“Aspire”) dated July 16, 2012 (the “Purchase Agreement”), and should be read together with such prospectus supplement no. 1 and related prospectus.

Effective March 28, 2013, we are terminating the Purchase Agreement. Effective March 28, 2013, there will be no future sales of our common stock, $0.001 par value per share (“Common Stock”), under the Purchase Agreement. As of the date hereof, we will have sold 3,630,560 shares of our Common Stock at a discount for aggregate proceeds of $3,269,555.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this amendment no. 1 to prospectus supplement no. 1 is March 28, 2013.